                             DISTRIBUTION AGREEMENT
                     BIOSTAR, INC./WYNTEK DIAGNOSTIC, INC.

THIS AGREEMENT ("Agreement"), made effective this 1st day of July, 1997, by and between BioStar, Inc., a corporation organized and existing under the laws of the state of Delaware and having its principal place of business at 6655 Lookout Road, Boulder, Colorado 80301 (hereinafter referred to as "BioStar") and Wyntek Diagnostics, Inc., a corporation organized and existing under the laws of the State of California and having its principal place of business at 6146 Nancy Ridge Drive, San Diego, CA 92121 (hereinafter referred to as "Wyntek").

WHEREAS, BioStar(R) is engaged in the business of developing and marketing various in vitro diagnostic products which utilize Optical ImmunoAssay (OIA(R)) technology and products ancillary thereto, and is seeking additional products to market through its sales organization, and

WHEREAS, Wyntek is also engaged in the business of developing and marketing various in vitro diagnostic products and is seeking an improved method of distribution of its products.

NOW, THEREFORE in consideration of the mutual covenants and obligations set forth below, the parties hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

The following definitions, whether used in the singular or in the plural, shall apply throughout this Agreement:

     1.1 "CONTRACT YEAR" shall mean the period of twelve (12) successive calendar months commencing on the 1st day of July, 1997, and each successive twelve (12) month period thereafter.

     1.2 "EFFECTIVE DATE" shall mean the date appearing at the beginning of this Agreement.

     1.3 "PRODUCT(S)" shall mean the rapid human in vitro diagnostic products set forth in Appendix A attached hereto and made a part hereof, and such other diagnostic products, if any, as may be added thereto from time to time by the parties in accordance with Section 2.6 hereof.

     1.4 "SPECIFICATIONS" shall mean the product and packaging specifications for each Product referred to in the Quality Control Agreement, Exhibit A, attached hereto and made a part hereof, each of which has been mutually agreed upon and, in respect of new products added pursuant to Section 2.6, will be mutually agreed upon in good faith by the parties hereto and set forth in such product and packaging specifications, giving due consideration to applicable regulatory requirements.

     1.5 "TERRITORY" shall have the meaning set forth in Section 2.2 below.



                                     1.

*    CERTAIN CONFIDENTIAL MATERIAL CONTAINED IN
     THIS DOCUMENT HAS BEEN OMITTED AND FILED
     SEPARATELY WITH THE SECURITIES AND
     EXCHANGE COMMISSION PURSUANT TO RULE 406
     OF THE SECURITIES ACT OF 1933, AS AMENDED

     1.6 "TRADEMARKS" shall mean those trademarks and trade names, whether or not registered in the United States, trade dress and packaging which
(a) are owned by BioStar, and (b) are applied to or used in connection with a Product.

     1.7         "TERM" shall have the meaning set forth in Section 6.1 below.

     1.8 "PURCHASE PRICE" shall be the price BioStar pays Wyntek for the Products in Appendix A under the column titled "Cost/Test."

                                   ARTICLE II

                                DISTRIBUTORSHIP

     2.1 LICENSE. Subject to the terms of this Agreement, Wyntek hereby grants to BioStar and BioStar hereby accepts from Wyntek a non-exclusive right and license for the Term, (i) to market, sell, demonstrate and distribute for sale the Products in the Territory, and (ii) to label the Products as BioStar products manufactured for BioStar. The foregoing license includes a right to sublicense to distributors.

     2.2         TERRITORY.  The license granted to BioStar set forth in
Section 2. 1 above shall be for the right and license to distribute the Products in the Territory. "Territory" shall mean the United States, including without limitation managed care outpatient facilities, physician offices, urgent care facilities, clinics, student health centers, public school facilities, public health facilities, hospitals and reference laboratories located in the United States. The rights to sell the Products in additional areas or markets may be discussed and agreed to separate from this contract.

     2.3 BIOSTAR'S OBLIGATIONS. BioStar agrees to use its best efforts to promote and maximize the sale, marketing and distribution of the Products in the Territory. BioStar may distribute the Products in the Territory under the Trademarks. BioStar, at its own expense, may prepare advertising and promotional materials. All of BioStar's advertising and promotional materials shall designate the Products by the Trademarks and shall identify the Products as being manufactured for BioStar.

                 (A) REPRESENTATIONS AND WARRANTIES. BioStar represents and warrants that it has adequate financial resources, management, sales force and facilities (including warehouse facilities, business offices and clerical staff): (i) to acquire and maintain a reasonable inventory of Products;
(ii) to sell and promote the sale of the Products as herein provided; and (iii) to otherwise perform all of its obligations under this Agreement.

                 (B) CUSTOMER LIST. For regulatory purposes, BioStar shall establish and maintain a system of record keeping identifying each end user by name, address, the date of sale and lot number for each of the Products sold (the "Customer List"). If the customer does not use the Products itself, but rather delivers the Products to other end users, then BioStar shall require the customer to maintain a similar Customer List.

                 (C) TECHNICAL SUPPORT OBLIGATIONS. BioStar shall provide technical assistance and support to its customers who purchase the Products.


                                     2.

     2.4 WYNTEK'S OBLIGATIONS. Wyntek will make available to BioStar the following support:

          (A) REPRESENTATIONS AND WARRANTIES. Wyntek represents and warrants that it has adequate financial resources, management and facilities (including manufacturing and warehouse facilities, business offices and clerical staff): (i) to produce and maintain an inventory of Products sufficient to meet its supply obligations under this Agreement; and (ii) to otherwise perform all of its obligations under this Agreement.

          (B) Wyntek shall keep BioStar fully informed of all governmental, commercial and industrial activities and plans of which it has knowledge which Wyntek believes does or could affect the sale of the Products in the Territory.

          (C) Wyntek will support BioStar's marketing efforts by conducting meetings to train BioStar personnel for the sale, after-sale service and support of the Product sold in the Territory pursuant to this Agreement. Such support will include training of BioStar employees at BioStar's offices specifically as it relates to new product introductions and QC/QA standards. Wyntek will be responsible for the cost of transportation and living expenses for its training staff.

          (D) TECHNICAL ASSISTANCE. Any technical support BioStar may reasonably require for the promotion, sale, after-sale service and support of Product sold in the Territory pursuant to this Agreement.

          (E) Copies of third party publications and scientific support material for the Products.

          (F) Support for BioStar's customer product evaluations as needed and agreed to by both parties.

     2.5 RESERVATION OF RIGHTS. Wyntek agrees not to develop private label agreements with other companies for the United States domestic market for the products listed in Appendix A and subsequent products that may be listed in Appendix A that contain more favorable terms than the contract with BioStar.

     2.6 NOTIFICATION OF INTENT TO MARKET. Wyntek agrees to notify BioStar of plans to market new Products and, if it is appropriate, to discuss including the distribution of the new Products in the agreement between BioStar and Wyntek.

                                  ARTICLE III

                     MANUFACTURE BY AND SUPPLY FROM WYNTEK

     3.1 PURCHASE OF PRODUCTS. BioStar undertakes to purchase the Products in its own name and for its own account. Purchase of Products shall be made on a monthly basis and shall be made by delivery to Wyntek, sixty (60) days in advance of the requested delivery date, of written purchase orders for the Products (the "Purchase Orders"). The first thirty days represent committed purchase volumes. BioStar may increase or decrease stated purchase volumes for the second thirty (30) days by up to 20%, provided a written purchase order is placed at Wyntek at


                                     3.

least thirty (30) days prior to requested delivery. In the event of any inconsistency between the terms and conditions of a Purchase Order and this Agreement, this Agreement shall prevail.

     3.2         PACKAGING TO OCCUR AS FOLLOWS.

                 (A) FOR THE STREP A PRODUCT. Initially, Wyntek shall deliver the Products to BioStar in finished form (in packaging designed by BioStar), ready for delivery to BioStar customers. BioStar is to develop artwork for all packaging and deliver this artwork to Wyntek. Wyntek will produce all packaging using the BioStar artwork. The packaging shall include all Wyntek labeling, package inserts and cartons with artwork designed by BioStar. As soon as possible, but, prior to December 31, 1997, Wyntek will initiate shipments of strips in tube, reagents in bottles, test tubes and tray to BioStar for BioStar to package. BioStar will be responsible for purchase of swabs, package inserts and packaging required for the completion of the assembly of the Product and the Product packaging. Cost of the Products is listed in Appendix A.

                 (B) FOR THE HCG PRODUCT. Wyntek shall deliver the Products to BioStar in finished form (in packaging designed by BioStar), ready for delivery to BioStar's customers. BioStar is to develop artwork for all packaging and deliver this artwork to Wyntek. Wyntek will produce all packaging using the BioStar artwork. The packaging includes all Wyntek labeling, package inserts and cartons using the BioStar artwork.

                 (C) Wyntek will purchase a set quantity of BioStar packaging and labeling material. At the transition of final assembly for the Strep A product from Wyntek to BioStar, BioStar will pay Wyntek for all of the unused material at Wyntek's cost. BioStar will also pay for any set up fees for the initiation or changes of BioStar packaging and labeling.

     3.3 REGULATORY APPROVALS. Wyntek shall be fully responsible for obtaining and maintaining United States Food and Drug Administration (hereinafter referred to as "FDA") approval/clearance with respect to all Products. Any provision of this Agreement to the contrary notwithstanding, the obligations of Wyntek to supply and BioStar to purchase from Wyntek any Product under this Agreement are expressly conditioned upon receipt of all required regulatory approvals for any such Product, including but not limited to approval/clearance by the FDA for any such Product, and unless such approvals are granted, Wyntek shall be under no obligation to supply and BioStar shall be under no obligation to purchase any such Product.

                                   ARTICLE IV

                              PRICES AND PAYMENTS

     4.1 PRICES; TAXES. The per test prices of the Products are set forth in Appendix A. Prices listed on Appendix A do not include sales, use, or excise or similar taxes. The amount of any present, retroactive or future sales, use, excise or similar tax applicable to BioStar's purchase of Products will be paid by BioStar.

     4.2 PAYMENT. Payment shall be due to Wyntek not later than forty-five (45) days following the date of the invoice. Payment shall be made to Wyntek in United States Dollars by check. Wyntek shall not invoice BioStar for any Product prior to the shipment of such Product.


                                     4.

     4.3 PRICE CHANCES. At least ninety (90) days prior to the end of the Contract Year ending 6/30/98 and each Contract Year thereafter, Wyntek and BioStar shall meet and negotiate in good faith the purchase price to govern the purchase of each Product by BioStar from Wyntek for the succeeding Contract Year. The purchase price of each Product will be reviewed annually taking into account market conditions and any changes in the cost of manufacture of the Product. In the event no agreement is reached on a price revision following such review, Wyntek shall be entitled to adjust the purchase price fifty percent (50%) of the US Consumer Price Index (All Items) over the preceding contract period, provided Wyntek can document to BioStar's satisfaction that Wyntek's costs have increased an equivalent amount. All orders received and accepted by Wyntek prior to the effective date of the price increase will be billed at the price in effect at the time of acceptance of the order. All other orders will be billed at the increased price.

     4.4 SPECIFIC BUSINESS OPPORTUNITIES. In certain situations, BioStar and Wyntek may mutually agree to pursue specific business opportunities at special prices. It is agreed that BioStar and Wyntek will establish a pricing system appropriate for each situation.

     4.5 CAMDON LABORATORY AND MEDICAL SUPPLY, PRICING. Camdon will be contacted jointly by BioStar and Wyntek upon the signing of the agreement to determine which source (BioStar or Wyntek) Camdon will use for product supply.

     4.6 SAMPLES. BioStar will purchase from Wyntek [ * ] 10-test BioStar-labeled kits. Wyntek agrees to sell these [ * ] 10-test kits to BioStar
for a total of [  *   ].  These [ * ] kits are to be delivered to BioStar as
soon as possible, but no later than July 15, 1997.  In addition, BioStar may
purchase additional 10-kits for [  *   ] per kit.  These kits are to be
purchased as agreed to in 3.1. Wyntek will supply BioStar one (1) up or two (2) up sample kits of the hCG test in printed envelopes. Wyntek will supply the sample tests at no charge and BioStar will pay for the printing and other materials. Initially, [ * ] two (2) up kits are to be delivered to BioStar as soon as possible, but no later than July 15, 1997. Additional tests will be ordered as agreed to in 3.1.

                                   ARTICLE V

                            DELIVERY AND ACCEPTANCE

     5.1 DELIVERY. Wyntek shall use its best efforts to deliver Products ordered by BioStar on or before the requested delivery date to the extent that such date is at least thirty (30) days from the date Wyntek receives the order. All shipments will be ground; any expediting of shipments will be charged to BioStar. Deliveries shall be made FOB BioStar's facility and shall be shipped to BioStar's address as set forth in this Agreement. Delivery quantities shall be plus or minus 10% of the order quantity. Wyntek shall bear the risk of loss until such time as a shipment has been accepted by BioStar at the BioStar facility. Any claims for damage or loss in transit shall be placed by Wyntek through the carrier. All shipments will be shipped by Wyntek freight paid.

     5.2 ACCEPTANCE. BioStar shall inspect all goods and shall validate the quantity of goods promptly upon receipt thereof at the shipping destination. BioStar will notify Wyntek if any order quantities are incorrect. Product received at BioStar shall have a minimum of ten (10) months shelf life. BioStar may reject any goods which fail to meet BioStar's acceptance


                                     5.

specifications prevailing on the date of delivery. The acceptance specifications will be mutually determined by BioStar and Wyntek and set forth in Exhibit A. Goods not rejected by written notification to Wyntek within twenty-one (21) days of receipt shall be deemed to have been accepted.
Rejected goods shall be returned freight collect to Wyntek within ten (10) days of rejection. As promptly as possible but not later than thirty (30) days after receipt by Wyntek of properly rejected goods, Wyntek shall, at its option and expense, either repair or replace rejected goods. Wyntek shall bear the entire risk of loss for goods during shipment. Any insurance proceeds payable in respect of any loss incurred shall be received by Wyntek.

                                   ARTICLE VI

                               TERM; TERMINATION

     6.1         TERM.  Except as otherwise expressly provided in this
Agreement:

                 (A) INITIAL TERM. The initial term of this Agreement shall extend from the Effective Date for a period of three (3) years with options to renew for one (1) year periods as set forth in subsection (b) below (collectively, the "Term").

                 (B) RENEWAL OPTION. BioStar shall have the right and option to renew the term of this Agreement for additional successive periods of one (1) Contract Year by giving Wyntek written notice thereof at least ninety
(90) days prior to the end of the preceding Contract Year.

     If no such written notice is given within such time period, the term of the agreement will expire.

     6.2 TERMINATION BY BIOSTAR. In addition and without prejudice to any other rights or remedies, this Agreement may be terminated by BioStar as follows:

                 (A) TERMINATION FOR BREACH BY WYNTEK. This Agreement may be terminated by BioStar in the event of the breach or default by Wyntek of the terms and conditions hereof; provided, however, that with respect to a breach or default other than Wyntek's inability to supply the Products otherwise than for a cause reasonably beyond its control, as provided in Section 11.1 hereof, BioStar shall first give Wyntek written notice of the proposed termination or cancellation of this Agreement, specifying the grounds therefore, and Wyntek shall have sixty (60) days after such notice is given to cure such default. If not so cured, this Agreement shall terminate or be deemed canceled at the expiration of such sixty (60) days.

                 (B) EXCHANGE OF MANUFACTURING RIGHTS. BioStar and Wyntek will discuss appropriate royalties for the perpetual right to manufacture the Products for sale in the territory upon (i) (A) all or a substantial portion of the assets of Wyntek are transferred to an assignee for the benefit of creditors, to a receiver or to a trustee in bankruptcy, (B) a proceeding is commenced by or against Wyntek for relief in bankruptcy or similar laws and such proceeding is not dismissed within sixty (60) days, or (C) Wyntek is adjudged bankrupt, or (ii) Wyntek announces that it is discontinuing or has discontinued its business that is directed to the manufacture of the Products, any of which shall be deemed to substantially impair the value of this Agreement to BioStar. In any such event, Wyntek agrees to immediately deliver to BioStar the manufacturing processes, materials supplier, any necessary rights, licenses, and know-how,


                                     6.

and any other information that would provide BioStar the ability to assume the manufacturing of products listed in Appendix A.

     6.3 TERMINATION BY WYNTEK. In addition and without prejudice to any other rights or remedies, this Agreement may be terminated by Wyntek in the event of the breach or default by BioStar of the terms and conditions hereof; Wyntek shall first give BioStar written notice of the proposed termination or cancellation of this Agreement, specifying the grounds therefor, and BioStar shall have sixty (60) days after such notice is given to cure such default. If not so cured, this Agreement shall terminate or be deemed canceled at the expiration of such sixty (60) days.

     6.4 TERMINATION BY EITHER PARTY. Notwithstanding anything in this Agreement to the contrary, either party shall have the right, in addition and without prejudice to any other rights or remedies, to terminate this Agreement immediately upon written notice to the other party if:

                 (A) (i) all or a substantial portion of the assets of the other patty are transferred to an assignee for the benefit of creditors, to a receiver or to a trustee in bankruptcy, (ii) a proceeding is commenced by or against the other party for relief under bankruptcy or similar laws and such proceeding is not dismissed within sixty (60) days, or (iii) the other party is adjudged bankrupt;

                 (B)      the other party shall cease to carry on business; or

                 (C) an event described in Section 11.1 continues for a period of three (3) months, provided that the party seeking a termination gives the other party thirty (30) days prior written notice.

     6.5         EFFECT OF A TERMINATION ON AGREEMENT AND OUTSTANDING ORDERS.
Termination or cancellation of this Agreement is not a release and shall not relieve either party from any obligation under this Agreement which may have accrued prior thereto, including any confidentiality obligation of either party under Article XIII of this Agreement. In the event that Wyntek terminates, all orders or portions thereof remaining unshipped as of the effective date of termination shall automatically be canceled. If BioStar terminates, BioStar shall have the option to require that all orders be fulfilled.

     6.6 GUARANTEE OF SUPPLY TO BIOSTAR CONTRACT ACCOUNTS. In the event that this Agreement is terminated by Wyntek for any reason, Wyntek agrees to continue to supply Products to contracted accounts which BioStar identifies to Wyntek for the term of and according to the terms and conditions of BioStar's agreement with such contracted accounts.

     6.7 PRODUCT DEPLETION IN THE EVENT OF TERMINATION. In the event of termination of the Agreement by BioStar or by mutual agreement of the parties, BioStar has the right to sell its remaining inventory.

                                  ARTICLE VII

                           WARRANTIES AND INSPECTIONS

     7.1         WARRANTIES.  Wyntek covenants and warrants as follows:



                                     7.

                 (A)      All Products supplied hereunder shall, at all times
(i) be approved/cleared by the FDA for marketing in the Territory, (ii) meet the applicable Specifications and requirements set forth in Exhibit A hereto;
(iii) have a minimum shelf life equal to ten (10) months, and (iv) be free from material faults and defects in workmanship. Notwithstanding the above, the shelf life of Products added to this Agreement by the parties after the Effective Date will be individually determined and mutually agreed to by the parties.

                 (B) Wyntek guarantees that no Products supplied hereunder will, at any time, (i) be adulterated, misbranded, banned or restricted within the meaning of the Federal Food, Drug and Cosmetic Act, as amended, or (ii) be a product which may not under the provisions of Section 404 or 505 of such Act be introduced into interstate commerce. This guarantee shall be a continuing guarantee and shall be binding upon merchandise shipped or delivered by Wyntek to BioStar before the receipt by BioStar of written notice of revocation thereof.

                 (C) All Products supplied hereunder will be manufactured and packaged in accordance with, and will materially meet, all other applicable federal, state and local laws, including but not limited to FDA regulations covering good manufacturing practices.

                 (D) The required tests and quality control procedures shall have been carried out by Wyntek on Product prior to delivery to BioStar and the test results shall be available for inspection by BioStar.

                 (E) Human-based materials incorporated into any Product shall have been tested and found free from HIV I+II and Hepatitis BsAg and HBC viruses and other contaminants as agreed in the tests and quality control procedures and any additional tests required for BioStar to sell the Products in the Territory shall be completed.

                 (F) All animal derived materials incorporated into Product shall have been obtained from sources acceptable to all relevant US authorities for importation into and use in the US.

                 (G) Product shall be generally safe when used by trained individuals in a clinical testing site in accordance with the procedures and specifications included in its instructions.

                 (H) The Products shall not infringe any copyrights, trademarks, trade secrets or patents of any third party.

     7.2 LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS, REVENUE, DATA, OR USE, INCURRED BY EITHER PARTY OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT OR BASED ON A WARRANTY, EVEN IF THE OTHER PARTY OR ANY OTHER PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. SOME STATES DO NOT ALLOW THE LIMITATION FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES, SO THE ABOVE LIMITATION MAY NOT APPLY.



                                     8.

     7.3         BIOSTAR RIGHT TO INSPECT.

                 (A) BioStar shall have the right during regular business hours to inspect any facility on a biannual basis with appropriate advance notice where Products are manufactured. Wyntek further agrees to cooperate fully with, and to provide all data and records relating to the manufacture or assembly of the Products, including but not limited to analytical methodologies and quality assurance records reasonably requested by the authorized representatives of BioStar, but not including any Wyntek proprietary information.

                 (B) Notwithstanding anything herein to the contrary, any failure on the part of BioStar to discover any non-conformance either during the production process or upon inspection of shipments shall not relieve Wyntek of its warranties hereunder.

                                  ARTICLE VIII

                                WARRANTY CLAIMS

    8.1 QUALITY ASSURANCE DOCUMENTATION. Each delivery of Products shall be accompanied by documentation in a form agreed between the Managers of Quality Assurance for both parties.

    8.2 NOTICE OF PRODUCT FAILURE. Each party will immediately notify the other, by rapid means of communication, and, in any event, within three (3) business days, in the event of failure of the Products to meet the Specifications or of any Product's failure to meet, or difficulties disclosed by, the quality control tests carried out on the Product, or of any continued stability testing, customer complaints or otherwise, the details of such notification to be confirmed in writing.

     8.3 REMEDY. Upon its verification of any claim or defect or nonconformity of a unit of the Products, Wyntek will use its reasonable best efforts to provide BioStar with a replacement unit or parts thereof to the extent necessary to honor Wyntek's warranties contained in Section 7.1 within ten (10) days of such determination. If Wyntek is unable to provide BioStar with a replacement Product, BioStar will be entitled to a refund of the purchase price paid for such Product. In the event that Wyntek decides to recall, replace or take other action with respect to any Products, BioStar will immediately cease sales of any units of Products in its possession or control that are subject to the action until Wyntek determines the course of action to be taken. BioStar will return to Wyntek, if so requested, by a reasonable method, non-complying Product in accordance with the directions of and at the cost of Wyntek. If the Product is found to be complying pursuant to Section 8.5, then all costs associated with having returned the Product to Wyntek shall be borne by BioStar.

     8.4 EFFECT OF ACCEPTANCE ON WARRANTY CLAIMS. BioStar's acceptance of products pursuant to Section 5.2 above shall in no way prejudice BioStar's right to a replacement in the event that Product does not conform to the warranties given in Section 7.1.

     8.5 RESOLUTION OF WARRANTY CLAIMS. In the event of any dispute arising between the parties which they are unable to settle amicably as to the quality and/or conformity of a Product to its Specifications when used in accordance with the procedures included in the Product's instructions, taking account of the terms of this Agreement and in particular the warranties of


                                     9.

Wyntek under Section 7.1, the matter shall be referred to a suitable, independent, mutually agreed upon laboratory of repute in the United States, which shall be requested to make a determination with respect to the quality and/or conformity of the Product. If quality and/or conformity of the disputed Product is found to be in accordance with the terms of this Agreement, the laboratory expense shall be borne by BioStar; otherwise the laboratory expense shall be borne by Wyntek. The parties agree that any such determination shall be final and binding on both parties and that the laboratory shall act as expert, not arbitrator.

     8.6 BATCH SAMPLE RETENTION. Wyntek shall retain samples from each batch of a Product for at least three (3) months after the expiration date sufficient for the purpose of verification in the case of complaints from purchasers or other users of the Product.

     8.7         QUALITY CONTROL/QUALITY ASSURANCE INVESTIGATION.

                 (A) If BioStar reasonably considers it necessary in the light of customer complaints it receives in respect of a Product (or when an appropriate regulatory authority requires it), Wyntek shall at BioStar's request instigate a quality control/quality assurance investigation in respect of a Product and report its findings to BioStar as soon as such findings are available and in any event provide a preliminary report within two (2) weeks after the receipt of BioStar's request.

                 (B) If Wyntek's findings are not in BioStar's reasonable opinion considered adequate to explain and resolve the problem or complaint giving rise to BioStar's request, Wyntek shall allow BioStar the right to raise specific questions about the complaint and the findings and any other matter pertinent thereto, to examine relevant documentation and to audit relevant manufacturing procedures at Wyntek's manufacturing premises and Wyntek shall ensure that its relevant personnel shall provide BioStar with such reasonable information and assistance as BioStar may require in this regard.

                                   ARTICLE IX

                              PRODUCT WITHDRAWALS

     9.1 PRODUCT WITHDRAWALS. Wyntek shall promptly notify BioStar of and shall provide BioStar with copies of any correspondence and other documentation received or prepared by Wyntek in connection with any of the following events:

                 (A) receipt of a regulatory letter from the FDA in connection with Wyntek's manufacture, or a third party's manufacture, of any Product;

                 (B)      the recall of any Product;

                 (C)      the withdrawal of any Product from the market;

                 (D) any regulatory comments or inquiry from a government entity requiring a response or action by Wyntek or a third party manufacturer with respect to any Product; or

                 (E) receipt of repetitive complaints about a Product which relate to the clinical efficacy of such Product.


                                     10.

     9.2 PRODUCT CHANGES. Wyntek will notify BioStar thirty days in advance of making any significant change in the composition of, the manufacturing process for, or the labeling of any Product. Wyntek shall be responsible for obtaining all relevant FDA or other US government approvals prior to shipping such Product to BioStar for sale in the US. The following constitutes significant change or modifications:

                 (A) A change or modification in the product that could significantly affect the safety or effectiveness of the device, e.g., a significant change or modification in design, material, chemical composition, or manufacturing process.

                 (B) A major change or modification in the intended use of the device.

     9.3         COSTS OF PRODUCT WITHDRAWAL, NOTIFICATION OR LABELING CHANGE.
In the event of a recall, market withdrawal, notification, labeling change or correction of a Product, Wyntek shall reimburse BioStar for all documented costs and expenses associated with such action, including labeling and postage cost. Such costs and expenses shall be substantiated in a reasonably satisfactory manner.

                                   ARTICLE X

                             INTELLECTUAL PROPERTY

     10.1 OWNERSHIP OF WYNTEK INTELLECTUAL PROPERTY. Wyntek shall retain all of its rights, title and interest in and to and ownership of all copyrights, Wyntek trademarks, trade secrets, patents and all other industrial and intellectual property embodied in the Products other than any BioStar trademarks, packaging or marketing materials including any improvements or enhancements to the Products developed by Wyntek (the "Wyntek Intellectual Property"). Except as otherwise expressly provided in this Agreement, BioStar has no right, title or interest in the Products or any Wyntek Intellectual Property relating to the Products and shall not reproduce or otherwise use, in whole or in part, the Products or the Wyntek Intellectual Property.

     10.2 OWNERSHIP OF BIOSTAR INTELLECTUAL PROPERTY. BioStar shall retain all of its rights, title and interest in and to and ownership of all copyrights, trademarks, trade secrets, patents and all other industrial and intellectual property embodied in the Products developed by BioStar including any improvements or enhancements to the Products (the "BioStar Intellectual Property"). Except as otherwise expressly provided in this Agreement, Wyntek has no right, title or interest in the Products or any BioStar Intellectual Property relating to the Products and shall not reproduce or otherwise use, in whole or in part the BioStar Intellectual Property.

     10.3 USE OF TRADEMARKS. In connection with the manufacturing of the Products, Wyntek may use the Trademarks. The Trademarks shall bear the designation (TM) or the designation specified by BioStar.

                 (A) Wyntek acknowledges the validity of the other party's right, title and interest in the Trademarks and shall not have, assert or acquire any right, title or interest in or to any of the Trademarks, except to the extent expressly provided herein. If Wyntek acquires any goodwill or reputation in any of the Trademarks, then at the expiration or termination of this Agreement, all such goodwill or reputation automatically shall vest in BioStar without any



                                  11.

separate payment or other consideration of any kind to Wyntek and Wyntek agrees to take all such actions necessary to effect such vesting.

                 (B) Wyntek shall use the Trademarks only in connection with the production of the products that will be shipped to BioStar for sale to BioStar customers.

                 (C) Wyntek shall, at the request and expense of BioStar, do such acts or things as BioStar may reasonably require for the purpose of obtaining, maintaining, enforcing and preserving any of the Trademarks, trade names or other proprietary rights of BioStar in the Territory; provided, however, that Wyntek agrees that only BioStar has the right to enjoin any infringement or registration by a third party of such Trademarks, trade names or similar rights. Wyntek shall give BioStar notice of any infringement or threatened infringement of the Trademarks used in connection with the Products. Such notice shall include the full facts of the infringement or threatened infringement known to Wyntek, including the identity of the suspected infringer, the place of the asserted infringement and evidence thereof. Wyntek agrees to cooperate fully with BioStar at the expense of BioStar if BioStar sues to enjoin such infringement.

                 (D) Each party shall not (nor shall it attempt to) adopt, use, or register any acronym, trademark, trade name or other marketing name of the other party or any confusingly similar work or symbol as part of such party's own name or the name of its affiliates or the names of the products which it markets.

                                   ARTICLE XI

                           EXCUSES FOR NONPERFORMANCE

     11.1 FORCE MAJEURE. No party shall be held liable or responsible for failure or delay in fulfilling or performing any obligation of this Agreement in case such failure or delay is due to Acts of God, strikes or other labor disputes, governmental regulations or actions, inability to obtain or provide material, labor, equipment or transportation, or any other condition beyond the reasonable control of the affected party.

                 (A) Each party agrees to give the other party prompt written notice of the occurrence of any such condition, the nature thereof, and the extent to which the affected party will be unable to fully perform its obligations hereunder. Each party further agrees to use all reasonable efforts to correct the condition as quickly as possible, and to give the other party prompt written notice when it is again fully able to perform such obligations.

                 (B) All quantities of Products not shipped by Wyntek hereunder due to any such condition shall be confirmed, in writing, by the parties immediately after such condition has been corrected.

     11.2 PRODUCT ALLOCATION. If, as a result of conditions as set forth in Section 11.1 above, Wyntek at any time is unable fully to supply the orders of BioStar and Wyntek's other customers, Wyntek shall equitably allocate (by percentage of total sales for the three months prior to the occurrence) its available resources and production capacity among BioStar and Wyntek' s other customers.


                                     12.

                                  ARTICLE XII

                           INSURANCE; INDEMNIFICATION

     12.1        PRODUCT LIABILITY INSURANCE.

                 (A) Wyntek shall take out and maintain, at its own expense, from the signing of this Agreement until November of 1997 product liability insurance for one million dollars ($1,000,000) and after November of 1997 and for a minimum of two (2) years following the expiration, termination or cancellation of this Agreement, at least two million dollars ($2,000,000) of product liability coverage from an insurance company or companies reasonably satisfactory to BioStar. The insurance policy relating to such coverage shall name BioStar as an additional insured by endorsement. BioStar will notify Wyntek prior to contacting Wyntek's insurance company for any reason.

                 (B) Promptly upon execution of this Agreement, Wyntek shall cause to be delivered to BioStar an insurance certificate evidencing the insurance coverage required by Section 12.1(A). Such insurance certificate shall name BioStar as an additional insured and shall include a certification that such insurance coverage includes contractual coverage for Wyntek's liability under this Agreement. In the event of cancellation or modification of Wyntek's policy thirty (30) days prior notification will be sent to BioStar.

     12.2 INDEMNIFICATION BY WYNTEK. Wyntek shall indemnify, defend and hold harmless BioStar and BioStar's directors, officers, employees and agents from and against any and all losses, costs, liabilities or expenses (including costs and reasonable fees of attorneys and other professionals) arising out of or in connection with Wyntek's performance under or breach of this Agreement to the extent caused by, in whole or in part, any negligent act or omission or willful misconduct of Wyntek or Wyntek's employees or agents, including but not limited to any act or omission that contributes to (i) any personal injury, sickness, disease or death; (ii) any damage to or destruction of any property of BioStar or BioStar's customers; or (iii) any violation of any statute, ordinance or regulation. Wyntek shall indemnify, defend and hold harmless BioStar and BioStar's directors, officers, employees and agents from and against any and all losses, costs, liabilities or expenses (including costs and reasonable fees of attorneys and other professionals) arising out of or in connection with the infringement by the Products of copyrights, trade secrets or patents of third parties.

     12.3        INDEMNIFICATION BY BIOSTAR.

                 (A) BioStar shall indemnify, defend and hold harmless Wyntek or Wyntek's directors, officers, employees and agents from and against any and all losses, costs, liabilities or expenses (including costs and reasonable fees of attorneys and other professionals) arising out of or in connection with BioStar's performance under or breach of this Agreement to the extent caused by, in whole or in part, any negligent act or omission or willful misconduct of BioStar or BioStar's employees or agents, including but not limited to any act or omission that contributes to (i) any personal injury, sickness, disease or death; (ii) any damage to or destruction of any property of Wyntek; or, (iii) any violation of any statute, ordinance or regulation.


                                     13.

                 (B) BioStar, at its own expense, will defend and hold Wyntek harmless against a claim that any copy, bar codes or artwork supplied to Wyntek by BioStar infringes the trademarks and/or copyrights of the claimant. BioStar will pay all costs, damages and attorney's fees that a court finally awards as a result of such claim. To qualify for such defense and payment, Wyntek must give BioStar prompt written notice of any such claim and allow BioStar to completely control, and fully cooperate with BioStar, in the defense thereof and all related settlement negotiations. Wyntek agrees that if the ownership or use of any of the BioStar supplied copy, bar codes or artwork becomes or is likely to become the subject of such a claim, Wyntek will permit BioStar, at BioStar's option and expense, to either secure the right to continue to fully utilize all such copy, bar codes or artwork or to modify such BioStar supplied copy, bar codes or artwork so that it is no longer subject to such claim.

                 (C) Wyntek may retain counsel of its own choice, at its own expense and option, with respect to its involvement in the disposition of any claim made under Section 12 (B), but BioStar's right to completely control and settle any claim indemnifiable under Section 12 (B) shall not be diminished or altered in any fashion thereby.

                 (D) Not withstanding the foregoing, BioStar shall have no indemnity obligation to Wyntek where the claim of infringement would not have been made or sustained except for the copy, bar codes or artwork submitted by BioStar to Wyntek.

                  (E) Not withstanding the foregoing, BioStar shall have no indemnity obligation to Wyntek where the claim of infringement is covered by insurance carried by Wyntek to the extent that Wyntek seeks to collect reimbursement or indemnification from its insurance carrier therefore.

                                  ARTICLE XIII

                                CONFIDENTIALITY

         During the term of this Agreement and for a period of two (2) years thereafter, any Confidential Information which is disclosed by one party (either BioStar or Wyntek) (the "disclosing party") to the other party (either BioStar or Wyntek), (the "recipient") shall be maintained in confidence by the recipient and shall be used by the recipient only in carrying out the purposes of this Agreement. For the purposes of this Agreement, the term "Confidential Information" shall mean and include any and all proprietary information relating to the design, development, manufacture, operation and marketing of the Products, as well as other information relating to know-how, technologies, process, assets, business plans, and financial information relating to the Products and to each of the parties and all information which a party should reasonably expect to be considered Confidential Information. Confidential Information may be communicated orally, in writing or in any other recorded or tangible form. The foregoing obligations regarding confidentiality and use of Confidential Information shall not apply to Confidential Information (i) which at the time of disclosure is in the public domain; (ii) which after disclosure is published or otherwise becomes part of the public domain through no fault of the recipient, but only after it is published or comes into the public domain;
(iii) which the recipient can document by written records as having been its possession at the time of disclosure hereunder; (iv) which the recipient can document by written records as having been received by it after the time of disclosure from a third party who did not acquire it directly or indirectly under


                                     14.

an obligation of confidence from the disclosing party; and (v) is required to be disclosed in a judicial or administrative proceeding after all reasonable legal remedies for maintaining such information in confidence have been exhausted; or (vi) which the recipient can document by written records to have been independently developed by the recipient. Each party acknowledges that irreparable injury will result to the other in the event of a breach or threatened breach of any of the provisions of this Article and agrees that in the event of a breach or threatened breach, the complaining party shall be entitled, in addition to any other available remedy, to seek injunctive and other equitable relief from a court of competent jurisdiction. The obligations contained in this Article shall survive the termination of this Agreement. BioStar may disclose Confidential Information to third parties to the extent necessary to perform its obligations under this Agreement.

                                  ARTICLE XIV

                            MISCELLANEOUS PROVISIONS

     14.1 RELATIONSHIP OF THE PARTIES. Nothing herein contained shall be deemed to constitute the relationship of partners, joint venturers nor of principal and agent between Wyntek and BioStar.

     14.2 ASSIGNMENT. Neither Wyntek nor BioStar shall assign this Agreement without the prior written consent of the other, provided, however, that either party, without such consent, may assign or sell this Agreement in connection with the transfer or sale of all or substantially all of the assets of its diagnostics business or a change in control of BioStar. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement. No assignment shall relieve either Wyntek or BioStar of responsibility for the performance of any accrued obligation which it then has hereunder. If either party is acquired by a competitor than the acquired party must agree to the terms of the contract for twelve (12) months from the date of the acquisition. Any consent required hereunder shall not be unreasonably withheld.

     14.3 WAIVER. Either party's waiver of any breach or failure to enforce any of the terms and conditions of this Agreement, at any time, shall in no way affect, limit or waive such party's right thereafter to enforce and compel strict compliance with every term and condition of this Agreement.

     14.4 SEVERABILITY. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall apply only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

     14.5 CAPTION. The captions at the beginning of the several Articles of this Agreement have been inserted for convenience only and shall not be used in any way to construe or interpret this Agreement.

     14.6 NOTICE. All notices required or permitted to be given under this Agreement shall be in writing and shall be sent by registered or certified mail (return receipt requested), postage prepaid, by commercial overnight courier, or by telex or facsimile (confirmed), and shall be


                                     15.

deemed to have been given upon mailing, deposit with the courier, or receipt of facsimile confirmation, as the case may be. Any such notices shall be addressed to the receiving party at such party's address set forth below or at such other address as may from time to time be furnished by a similar notice by either party.

          If to Wyntek:                           If to BioStar:

          Wyntek Diagnostics, Inc.                BioStar, Inc.
          6146 Nancy Ridge Drive                  6655 Lookout Road
          San Diego, CA 92121                     Boulder, Colorado 80301-3838
          Fax: (619) 452-3258                     Fax: (303) 530-6641

     14.7 SALES REPRESENTATION. Wyntek agrees not to hire any BioStar sales representatives that have left the company within a prior three month period of the proposed hiring date.

     14.8 GOVERNING LAW AND VENUE. This Agreement shall be governed by and construed under the laws of the State of Colorado (excluding the conflicts of law thereof). Any matter subject to judicial review or enforcement shall be heard in the state or federal court in the city of San Diego, CA.

     14.9 COUNTERPARTS. Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original, but all of which together shall constitute the same instrument.

     14.10 ENTIRE AGREEMENT. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement or understanding among them with respect to the subject matter hereof. No provision hereof may be amended, modified, terminated or revoked except by a writing signed by each of the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their respective, duly authorized representatives as of this day and year first above written.

Agreed to for and on behalf of:          Agreed to for and on behalf of:

BIOSTAR, INC.                            WYNTEK DIAGNOSTICS, INC.
6655 Lookout Rd.                         6146 Nancy Ridge Drive
Boulder, CO 80301                        San Diego, CA 92121


By:   /s/ Teresa W. Ayers                By:   /s/ Chris Fan
      ---------------------------------        ---------------------------------
      Teresa W. Ayers                          Chris Fan
      President/Chief Executive Officer        President/Chief Executive Officer

Date: 6-29-97                            Date: 6/30/97
      ---------------------------------        ---------------------------------


                                      16.

                                   APPENDIX A

                           PRODUCTS, COST TO BIOSTAR

PRODUCTS                                                            COST/TEST
--------                                                            ---------
Wyntek OSOM Brand Strep A test-50 tests per kit-completely          [  *  ] delivered to
packaged with BioStar labels                                        BioStar

Wyntek OSOM Brand Strep A-50 test strips in a BioStar-labeled       [  * ] delivered to
tube container, BioStar-labeled reagents (reagents to include;      BioStar
Reagents 1 and 2, and Positive and Negative Control), test tubes and holder

Wyntek Perfecta Brand Pregnancy Test-20 tests per kit-completely    [  *  ] delivered to
packaged with Biostar labels                                        BioStar





                                     17.

                                   EXHIBIT A



CONTENTS

Acceava Strep A Purchase Specification and Inspection Report

Acceava hCG Purchase Specification and Inspection Report

PURCHASE SPECIFICATION AND INSPECTION REPORT
================================================================================
ACCEEVA HCG 20 TEST KIT                                        DOC. NO. RMACCHCG
(PART # ACCHCG)                                                  REVISION NO. 00
                                                                  SUPERSEDES NEW
                                                                     PAGE 1 OF 3
================================================================================
Q.A. Approval
  By:______________________  Date:_______________  Effective Date:______________

================================================================================

1.    DESCRIPTION:   Acceava hCG 20 test kit.  BioStar labeling throughout.
                     Components as listed on Certificate of Analysis.

2.    UNITS OF MEASURE:   Each.

3.    VENDOR LIST:   Wyntek Diagnostics Cat. # ACCHCG

4.    STORAGE CONDITIONS:   Ambient

5.    SHELF LIFE/EXPIRATION DATE:   Based on Manufacturer's Dating and labeling;
                                    Certificate of Analysis required.

6.    SAMPLING:   Mil Std 105E, 2.5% AQL, GEN, Level I1, Single/Normal sampling for visual characteristics. One kit for performance, 2 kits for retention.

7.    TESTING METHOD:

      METHOD                      EXPECTED RESULT
      ------                      ---------------

 7.1  Visual

      Material check              Conforms to Certificate of Analysis (COA) description.

      Label text check            Matches current approved text (See Master Label Log).

      Kit check                   Kit is clean and free of debris, spilled reagents, etc.

      Expiration date             Conforms to Manufacturer's expiration date from (COA).

      Lot Number                  Conforms to Manufacturer's Lot Number from (COA).


 7.2  Performance Testing (vs. QC Reference Chart) (See page 2 for procedure)

      Negate Control              Negative is clean
      500mlp/mL LH                <  +
                                  -  -
      25mlp/mL hCG                > - 1.5 +
                                  -
      500mlp/mL hCG               > 2 +
                                  -

      Control line                Clearly visible red line

      Test and Control Lines      a. Should be inside result window.
                                  b. Lines should have no major
                                     breaks in line form.

 8.   PURCHASE SPECIFICATION:     N/A

ACCEAVA HCG 20 TEST KIT                                     DOC. NO. RMACCHCG.00
(PART # ACCHCG)                                                      PAGE 2 OF 3
================================================================================
2.       PERFORMANCE TESTING PROCEDURE (7.2)

         TEST MATERIALS                                     LOT #

         Test Sticks
                                                ------------------------------
         Negative Control
                                                ------------------------------
         500mlp/mL LH
                                                ------------------------------
         25mlp/mL hCG
                                                ------------------------------
         500mlp/mL hCG
                                                ------------------------------


TEST PROCEDURE

Test 3 sticks for each of the control samples.

Remove sufficient solution into a tube to dip the entire tip of the entire absorbent tip of the stick into the test solution for 3 seconds. Place the stick on a clean, fiat, dry disposable surface.

Other Inspections:

         Inspect Control Line intensity during QC testing. The Control Line should be a visible red line.

         Inspect Test and Control Line location during QC testing. The Test and Control Lines should be inside the result window with no major break in the line form.

Record the results on the QC Testing Data Sheet. The lot is deemed acceptable when all test results recorded on the sheets are within the specifications listed. If any non-conforming result occurred, the lot should be withheld for further review and disposition.

ACCEAVA HCG 20 TEST KIT                                     DOC. NO. RMACCHCG.00
(PART # ACCHCG)                                                      PAGE 3 OF 3
================================================================================
INSPECTION RECORD:

Manufacturer: ______________________         Date Received _____________________
Manufacturer Lot #: ________________         BioStar Lot #: ____________________
Manufacturer Exp. Date: ____________         BioStar Exp. Date: ________________
P.O. #: ____________________________         Quantity Received: ________________

================================================================================

TEST RESULTS:
1.   VISUAL:                                                     YES      NO

     Conforms to Certificate of Analysis Description             [ ]      [ ]

     Matches current approved test                               [ ]      [ ]

     Kit is clean and free of debris, spilled reagent, etc.      [ ]      [ ]

     Lot and expiration conform to Certificate of Analysis       [ ]      [ ]

2.   PERFORMANCE:

     Negative clean                                              [ ]      [ ]

     500mlp/mL LH     < +                                        [ ]      [ ]
                      - -
     25mlp/mL hCG     > 1.5 +                                    [ ]      [ ]
                      -
     500mlp/mL hCG    > 2 +                                      [ ]      [ ]
                      -
     Control line red and visible                                [ ]      [ ]

     Test and control lines in result window                     [ ]      [ ]

     Test and control lines have no major break in line form     [ ]      [ ]

================================================================================
MATERIAL DOES/DOES NOT MEET PURCHASE SPECIFICATION IDENTIFICATION REQUIREMENTS.
================================================================================
Comments: ______________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

                [ ]   ACCEPTED                   [ ]   REJECT

Inspected By: _________________________      Reviewed By: ______________________

Date: _________________________________      Date: _____________________________

PURCHASE SPECIFICATION AND INSPECTION REPORT
================================================================================
                                                               DOC. NO. RMACCGAS
ACCEAVA STREP A 50 TEST KIT                                      REVISION NO. 00
(PART # ACCGAS)                                                   SUPERSEDES NEW
                                                                     PAGE 1 OF 3


================================================================================
Q.A. Approval
 By:___________________________ Date ______________ Effective __________________
================================================================================
1. DESCRIPTION: Acceava Strep A 50 test kit. BioStar labeling throughout. Components as listed on Certificate of Analysis.

2.   UNIT OF MEASURE:  Each.

3.   VENDOR LIST: Wyntek  Diagnostics Cat. # ACCGAS

4.   STORAGE CONDITIONS:  Ambient

5. SHELF LIFE/EXPIRATION DATE: Based on Manufacturer's Dating and labeling; Certificate of Analysis required.

6. SAMPLING: Mil Std 105E, 2.5% AQL, GEN, Level II, Single/Normal sampling for visual characteristics. One kit for performance, 2 kits for retention.

7.   TESTING METHOD:

      METHOD                      EXPECTED RESULT
      ------                      ---------------

 7.1  Visual

      Material check              Conforms to Certificate of Analysis (COA) description.

      Label text check            Matches current approved text (See Master Label Log).

      Kit check                   Kit is clean and free of debris, spilled reagents, etc.

      Expiration date             Conforms to Manufacturer's expiration date from (COA).

      Lot Number                  Conforms to Manufacturer's Lot Number from (COA).


 7.2  Performance Testing (vs. QC Reference Chart) (See page 2 for procedure)

      Negate Control              Negative is clean
      Positive Control            ) 2.5 +
                                  -
      QC Control, Level II        ) 2 +
                                  -
      QC Control, Level I         ) +
                                  - -
      Control Line                Clearly visible red line

      Test and Control Lines      a.  Should be inside result window.
                                  b.  Lines should not touch either edge of
                                      window.
                                  c.  There should be a minimum of 1mm spacing
                                      between lines.

8.    SPECIFICATIONS:             N/A

ACCEAVA STREP A 50 TEST KIT                                 DOC. NO. RMACCGAS.00
(PART # ACCGAS)                                                      PAGE 2 OF 3
================================================================================

2.    PERFORMANCE TESTING PROCEDURE (7.2)

      TEST MATERIALS                                        LOT #

      Test Sticks                               _____________________________

      Reagent 1                                 _____________________________

      Reagent 2                                 _____________________________

      Negative Control                          _____________________________

      Positive Control                          _____________________________

      Quality Control, PN283, Level II          _____________________________

      Quality Control, Level I                  _____________________________


TEST PROCEDURE

Test 3 sticks for each of the control samples. Use the same lots of Reagent 1, Reagent 2, Positive and Negative Controls found in the kit.

For testing Positive Control and Negative Control, place 3 drops each of Reagent 1 and Reagent 2 into a tube followed by one drop of the Control. Mix well with a clean swab and incubate for one minute. Remove the swab after extraction and place a stick into the tube. Determine the results at 5 minutes.

For testing Strep A QC Control, Level II, place 20 mL of the control in a test tube followed by 0.15 mL each of Reagent 1 and Reagent 2. Mix and incubate the mixture for one minute. Place a stick into the mixture and leave in for 5 minutes. Determine the results at 5 minutes.

For testing Strap A QC Control, Level I, place 20 mL of the control in a test tube followed by 0.60 mL each of Reagent 1 and Reagent 2. Mix and incubate the mixture for one minute. Remove 0.3 mL to a clean tube. Place a stick into sample and leave in for 5 minutes. Determine the results at 5 minutes.

Other Inspections

    Inspect Control Line intensity during QC testing. The Control Line should be a visible red line.

    Inspect Test and Control Line location during QC testing. The Test and Control Lines should be inside the result window and not touched to either edge of the window. There should be a minimum of 1 mm space between the Test Line and the Control Line.

Record the results on the QC Testing Data Sheet. The lot is deemed acceptable when all test results recorded on the sheets are within the specifications listed. If any non-conforming result occurred, the lot should be withheld for further review and disposition.

ACCEAVA STREP A 50 TEST KIT                                 DOC. NO. RMACCGAS.00
(PART # ACCGAS)                                                      PAGE 3 OF 3

================================================================================
INSPECTION RECORD:

Manufacturer: ______________________         Date Received _____________________
Manufacturer Lot #: ________________         BioStar Lot #: ____________________
Manufacturer Exp. Date: ____________         BioStar Exp. Date: ________________
P.O. #: ____________________________         Quantity Received: ________________

================================================================================

TEST RESULTS:
1.   VISUAL:                                                     YES      NO

     Conforms to Certificate of Analysis Description             [ ]      [ ]

     Matches current approved test                               [ ]      [ ]

     Kit is clean and free of debris, spilled reagent, etc.      [ ]      [ ]

     Lot and expiration conform to Certificate of Analysis       [ ]      [ ]

2.   PERFORMANCE:

     Negative clean                                              [ ]      [ ]

     Positive Control > = 2.5 +                                  [ ]      [ ]

     QC Control, Level II > = 2                                  [ ]      [ ]

     QC Control, Level I > = +                                   [ ]      [ ]

     Control line red and visible                                [ ]      [ ]

     Test and control lines in result window                     [ ]      [ ]

     Test and control lines do not touch edge of window          [ ]      [ ]

     Test and control lines are minimum of 1mm apart             [ ]      [ ]

================================================================================

MATERIAL DOES/DOES NOT MEET PURCHASE SPECIFICATION IDENTIFICATION REQUIREMENTS.

================================================================================

Comments: ______________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

                [ ]   ACCEPTED                   [ ]   REJECT

Inspected By: _________________________      Reviewed By: ______________________

Date: _________________________________      Date: ____________________________

                              [WYNTEK LETTERHEAD]



June 30, 1997

Ms. Teresa Ayers
President And Chief Executive Officer
BioStar, Inc.
6655 Lookout Road
Boulder, CO  80301

Ms Ayers:

This letter is intended to clarify several issues on the Distribution Agreement between our two companies (as referenced in section 14.10).

1.    3.2.C:    The repurchase of packaging material by BioStar will cover all products stated in the Distribution Agreement and up to six months inventory of BioStar labeled and labeling material.

2.    9.3:      BioStar will bear all costs of any product recall, market
      withdrawal, notification or correction product that is BioStar's fault.

3.    14.8:     The entire Distribution agreement shall be governed by and construed under the laws of the State of California.

Sincerely:

/s/ BRUCE S. GARDNER
Bruce S. Gardner
Vice President Sales and Marketing

Agreed to for and on the behalf of:

BioStar, Inc.                               Wyntek Diagnostics, Inc.
6655 Lookout Road                           6146 Nancy Ridge Drive
Boulder, CO  80301                          San Diego, CA  92121

By: /s/ Teresa W. Ayers                     By: /s/ Chris Fan
    --------------------------------            -------------------------------
    Teresa W. Ayers                             Chris Fan
    President and Chief Executive Officer       President and Chief
                                                Executive Officer

                   FIRST AMENDMENT TO DISTRIBUTION AGREEMENT

         The First Amendment to Distribution Agreement (the "Agreement") is entered into this 17th day of November, 1997, by and between BioStar, Inc., a Delaware corporation (the "COMPANY") and Wyntek Diagnostics, Inc., a California corporation ("WYNTEK").

         WHEREAS, the company and Wyntek entered into a Distribution Agreement dated July 1, 1997 (the "DISTRIBUTION AGREEMENT") pursuant to which Wyntek granted the Company a license to distribute certain Wyntek products to certain customers in the United States (as further defined in the Distribution Agreement, the "TERRITORY"); and

         WHEREAS, the Company and Wyntek desire to amend the Distribution Agreement to expand the definition of the Territory to include certain customers worldwide.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

1.       THE TERRITORY

         Section 2.2 of the Distribution Agreement shall be amended to read in full as follows:

         "2.2    TERRITORY.  The license granted to BioStar set forth in
         Section 2.1 above shall be for the right and license to distribute the Products in the Territory. "Territory" shall mean the world, including without limitation managed care outpatient facilities, physician offices, urgent care facilities, clinics, student health centers, public school facilities, public health facilities, hospitals, and reference laboratories located anywhere in the world. The rights to sell the Products in additional markets may be discussed and agreed to separate from this contract."

2.       REGULATORY APPROVAL

         BioStar shall be responsible for obtaining regulatory clearance to sell all Products in the Territory outside of the United States in which they intend to sell Product. Wyntek shall inform BioStar of any countries in the Territory in which Wyntek or any of Wyntek's licensees, successors of assigns has obtained regulatory approval. In addition, BioStar will inform Wyntek if BioStar obtains any regulatory approvals.

3.       OTHER TERMS

         The Distribution Agreement shall remain in full force and effect except as modified by this Amendment.




                                       1.

         In Witness Whereof, Wyntek and the Company, intending to be legally bound by the terms of this Amendment, have caused this Amendment to be executed by their duly authorized representatives.

WYNTEK DIAGNOSTICS, INC.

By:  /s/ Chris Fan
     --------------------------------------
     Name:   Chris Fan
     Title:  President

BIOSTAR, INC.

By:  /s/ Teresa W. Ayers
     ---------------------------------------
     Name:   Teresa W. Ayers
     Title:  President/CEO